EXHIBIT 5
                             Joint Filing Agreement

           In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a Statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value $0.01, of Seabulk International Inc., a Delaware corporation and further agrees that this Joint Filing Agreement be included as an exhibit to such filings provided that, as contemplated by Section 13d-1
(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

NAUTILUS ACQUISITION, L.P.              NAUTILUS INTERMEDIARY, L.P.

By: Nautilus Intermediary, L.P.
its: Special General Partner            By: /s/ Ari Benacerraf
                                            -----------------------------------
By: /s/ Ari Benacerraf                  Name: Ari Benacerraf
    ----------------------------        Title: Authorized Signatory
Name: Ari Benacerraf
Title: Authorized Signatory


NAUTILUS GP, LLC                        DLJ MERCHANT BANKING PARTNERS III, L.P.

By: /s/ Michael Isikow
    ----------------------------
Name: Michael Isikow                    By: DLJ Merchant Banking III, Inc.
Title: Authorized Signatory             its: Managing General Partner

CREDIT SUISSE FIRST BOSTON              By: /s/ Michael Isikow
INVESTMENT BANKING BUSINESS                 -----------------------------------
OF THE CREDIT SUISSE FIRST              Name: Michael Isikow
BOSTON BUSINESS UNIT                    Title: Principal


By: /s/ Ivy B. Dodes
    ----------------------------
Name: Ivy B. Dodes
Title: Managing Director